LOAN AGREEMENT

THIS LOAN AGREEMENT (as it may hereafter be amended, supplemented, extended or renewed from time to time, the "Agreement") is made as of April 20, 2009 by and among Golden Bridge LLC, a Colorado limited liability company, ("Lender"), GOOD TIMES DRIVE THRU, INC., a Colorado corporation ("Borrower") and GOOD TIMES RESTAURANTS INC., a Nevada corporation ("Co-Maker").

For valuable consIderation, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1              Definitions.  The following terms shall have the following meanings:

"Loan" means the financing in the amount of $185,000 provided by Lender to Borrower in accordance with this Agreement and the other Loan Documents.

"Loan Documents" means, collectively, this Agreement, the Note, the Intercreditor Agreement of even date herewith attached hereto as Exhibit A and the Warrant Agreement of even date herewith attached hereto as Exhibit B, all as they may be amended, supplemented, extended or renewed from time to time.

"Note" means the Promissory Note of even date herewith executed by Borrower and Co-Maker in favor of Lender evidencing the Loan, as amended, supplemented, restated, substituted or renewed from time to time.

ARTICLE 2
THE TRANSACTION

2.1              The Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to make the Loan to Borrower and Borrower agrees to borrow the Loan from Lender.

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2.2              The Note.  The Loan shall be evidenced by the Note and the Intercreditor Agreement between Lender and PFGI II, LLC, a Colorado limited liability company ("PFGI").  Borrower shall repay the outstanding principal amount of the Loan together with interest thereon in the manner and in accordance with the terms and conditions of the Note.

2.3              Commitment Fee.  At Closing, Borrower shall pay to Lender a commitment fee in the amount of $3,700.

2.4              Purpose of the Loan.  The proceeds of the Loan shall be used by Borrower for the restaurant marketing and other working capital costs of Borrower.

2.5              Closing; Disbursements.  The Closing of the Loan ("Closing") shall occur on April 20, 2009 at which time the Loan shall be disbursed by Lender by wire transfer of immediately available funds to Borrower.

2.6              Conditions Precedent.  The obligation of Lender and Borrower to consummate the transaction contemplated by this Agreement and to make the Loan is subject to the satisfaction of the conditions that (1) PFGII, LLC, Borrower and Lender shall have entered into the Intercreditor Agreement attached hereto as Exhibit A and the deeds of trust and security agreements referenced in such Intercreditor Agreement shall have been amended as set forth in such Agreement, and (b) Borrower shall have executed and delivered to Lender the Warrant Agreement attached hereto as Exhibit B.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Borrower acknowledges and agrees that (a) the representations and warranties in this Article are a material consideration to Lender; (b) Lender is relying on the correctness and completeness of all of these representations and warranties in making the Loan; and (c) the representations and warranties are true and accurate as of the date of this Agreement and will be true and accurate as of the Closing as if made on the Closing date.  Accordingly, Borrower represents, warrants and certifies to Lender that:

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3.1              Borrower Organizational Status; Power and Authority.  Borrower and Co-Maker are each a corporation, duly organized or formed, validly existing and in good standing under the laws of their respective states of incorporation.  Borrower has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and to enter into and perform the Loan Documents.

3.2              Due Authorization and Execution; Performance; No Conflicts.  All necessary entity action has been taken to authorize the execution, delivery, consummation and performance by Borrower and Co-Maker of the Loan Documents.  The person(s) executing the Loan Documents on behalf of Borrower and Co-Maker are duly authorized to do so.  No approval, authorization, consent, certificate, license, permit, registration, qualification or other action or grant by or filing with any governmental authority or other person is required in connection with the authorization, execution, delivery, consummation or performance by Borrower or Co-Maker of the Loan Documents.  The authorization, execution, delivery, consummation and performance by Borrower and Co-Maker of the Loan Documents will not conflict with or violate any of Borrower's or Co-Maker's organizational documents or any applicable laws or result in any default (or any event, that with the giving of notice or the passage of time, or both, would constitute a default) under any document, instrument or agreement to which Borrower or Co-Maker is a party or by which Borrower or Co-Maker or any of their assets are bound.

3.3              Binding Obligations.  This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and Co-Maker and constitute the legal, valid and binding obligations of Borrower and Co-Maker enforceable against Borrower and Co-Maker in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity (each a "Bankruptcy Event").

ARTICLE 4
DEFAULT AND REMEDIES

4.1              Defaults.  The following constitute events of default (each an "Event of Default"):

(a)                Monetary Defaults.  If any obligation for the payment of money is not paid on or before the due date and such failure continues without being fully cured within ten days following written notice to Borrower of such failure.

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(b)               Bankruptcy Events.  The occurrence of a Bankruptcy Event.

(c)                PFGI II, LLC Agreement Default.  The occurrence of an Event of Default under the Amended and Restated Loan Agreement dated July 1, 2008 between Borrower and PFGI II, LLC (the "PFGI Loan Agreement").

4.2              Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may declare all or any part of the Loan to be due and payable without presentment, demand, protest or further notice of any kind.  Borrower waives notice of intent to accelerate the Loan and notice of acceleration.  In addition to declaring the Loan due and payable, Lender may exercise, at its option, concurrently, successively or in any combination, all rights and remedies now or in the future available under any of the Loan Documents or at law or in equity.  Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender's rights to realize upon or enforce its rights, and Lender is entitled to enforce this Agreement and its rights and remedies in such manner as it may in its absolute discretion determine.

4.3              Default Interest.  Any amounts not paid to Lender when due (including amounts due by reason of acceleration) shall bear interest from the due date until paid at the rate of 18 percent per annum.

ARTICLE 5
Assignments by Lender

5.1              Right to Assign.  Lender, from time to time, may assign, sell, or transfer in whole or in part its interests in the Note, the Loan, or any of its rights under any of the Loan Documents (in each case, a "Lender Transfer").

ARTICLE 6
GENERAL PROVISIONS

6.1              Applicability of General Provisions.  The provisions of this Article apply to this Agreement and to each of the other Loan Documents, the same as if the provisions of this Article were set forth in full in each of the other Loan Documents.

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6.2              Notices.  All notices, consents, demands, and approvals required or permitted to be given pursuant to this Agreement or the other Loan Documents (each, a "Notice") shall be in writing and shall be given by hand delivery; prepaid express delivery service; or by certified U.S.  mail, postage prepaid, return receipt requested.  Notices shall be delivered or addressed to the parties at the addresses specified on the signature page or at such other address as a party may designate to the other party in writing.  Notices shall be effective (a) on the date on which the notice is delivered, if notice is given by hand delivery; (b) on the date of actual receipt, if the notice is sent by express delivery service; or (c) on the date on which it is received or rejected as reflected by a receipt if given by U.S. mail, addressed and sent as aforesaid.

6.3              Waiver and Amendment.  None of the terms and provisions of this Agreement or the other Loan Documents shall be amended or modified, nor shall Lender have waived any if its rights under any of the Loan Documents, unless Borrower obtains the prior written consent of Lender with respect to such amendment, modification or waiver, which consent may be withheld or conditioned in the sole and absolute discretion of Lender, unless otherwise expressly provided.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

6.4              Good Faith.  In acting on any request by Borrower for a consent or approval to any matter or for a waiver with respect to any of the provisions of any of the Loan Documents, notwithstanding the fact that Lender may be entitled to withhold such consent, approval or request for a waiver in Lender's sole and absolute discretion, Lender shall act in good faith with respect to any such request for consent, approval, or waiver.

6.5              Time of Essence; Time Periods.  Time is of the essence of each provision in this Agreement and the other Loan Documents in which time is an element.  If the time for the performance of any obligation or taking any action under this Agreement or such other Loan Document expires on a day other than a Business Day, the time for performance or taking such action shall be extended to the next succeeding Business Day.  "Business Day" means a day when banks are generally open for business other than Saturday, Sunday or a legal holiday.

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6.6              Choice of Law.  This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with Colorado law, without regard to its principles of conflicts of law.

6.7              Further Assurances; Corrections and Insertions.  Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement and each of the other Loan Documents.

6.8              Attorneys' Fees.  In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement or the other Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in addition to any other relief to which it may be entitled.

6.9              Forum Selection; Jurisdiction; Venue.  Borrower consents and agrees that the state or federal courts located in the City and County of Denver, Colorado, shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or any of the other Loan Documents, any transaction relating thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that Borrower acknowledges that any appeals from those courts may have to be heard by a court located outside of such jurisdiction; and provided further that nothing in this Agreement shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in another state to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under the other Loan Documents.

6.10          Waiver of Jury Trial.  THE PARTIES, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE FINANCING CONTEMPLATED HEREBY AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

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6.11          Binding Effect.  This Agreement, the Note, and the other Loan Documents are binding on and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, including, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

6.12          Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Borrower and Lender with respect to the subject matter of this Agreement and the other Loan Documents.

EXECUTED effective as of the date first set forth above.

BORROWER:

GOOD TIMES DRIVE THRU, INC., a Colorado corporation

By /s/ Boyd E. Hoback

Printed Name: Boyd E. Hoback

Its: President and CEO

Principal Place of Business and Address for Notices:

601 Corporate Circle

Golden, Colorado 80401

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LENDER:

GOLDEN BRIDGE LLC, a Colorado Limited Liability Company

By /s/ Eric W. Reinhard

Printed Name:  Eric Reinhard

Its: Manager

Address for Notices:

6975 S. Polo Ridge Drive, Littleton, Colorado 80128

Attn: Eric Reinhard

CO-MAKER:

GOOD TIMES RESTAURANTS INC., a Nevada corporation

By /s/ Boyd E. Hoback

Printed Name: Boyd E. Hoback

Its: President and CEO8